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EXHIBIT 23.2 Consent of Russell Bedford Stefanou Mirchandani LLP

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO:     Bentley Communications Corp.


         As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated October 8, 2003 included in Bentley Communications Corp.'s Annual Report on Form 10-KSB for the year ended June 30, 2003, and to all references to our Firm included in this Registration Statement



                                    /s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
                                        Russell Bedford Stefanou Mirchandani LLP


McLean, Virginia
December 31, 2003